Response to Item 77I

Eaton Vance International Multi-Market
Local Income Fund
The Fund began issuing Class C shares and Class I shares during the period. The terms of this share class are described in the Fund's prospectus and statement of additional information, which are incorporated herein by reference.

Eaton Vance Global Macro Absolute
Return Advantage Fund
The Fund began issuing Class R shares during the period. The terms of this share class are described in the Fund's prospectus and statement of additional information, which are incorporated herein by reference.